Exhibit 99.1

TE Connectivity Recommends Shareholders Reject the Below-Market ‘Mini-Tender’ Offer

From TRC Capital Corporation

SCHAFFHAUSEN, Switzerland, February 24, 2016  — TE Connectivity (NYSE: TEL), a world leader in connectivity and sensors, announced it has received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation to purchase up to two million of TE’s common shares, which represent less than 0.53 percent of the shares outstanding. TRC Capital’s unsolicited offer of $55.63 per share was approximately 4.38 percent below the $58.18 per share closing price of TE’s common stock on February 22, 2016, the day before the mini-tender offer commenced.

TE Connectivity strongly recommends against tendering shares in response to this unsolicited offer. TE Connectivity is not associated in any way with TRC Capital, the offer or the other documentation.

TRC Capital has made a number of “mini-tender” offers for the shares of other companies. These offers seek less than five percent of a company’s outstanding shares, and therefore are not subject to many of the investor protections afforded to larger tender offers, including the filing of disclosure and other tender offer documents and other procedural requirements mandated by the U.S. Securities and Exchange Commission (SEC).

The SEC has cautioned investors about “mini-tender” offers in an investor alert, stating that mini-tender offers “have been increasingly used to catch investors off guard” and that investors “may end up selling their securities at below-market prices.” Additional information on the risks of “mini-tender” offers can be found on the SEC’s web site at: http://www.sec.gov/investor/pubs/minitend.htm.

TE Connectivity urges investors to get current market quotations for their TE Connectivity shares, to consult their brokers or financial advisers and to exercise caution with respect to TRC Capital’s offer.  TE Connectivity recommends that shareholders who have not responded to TRC Capital’s offer take no action.  Shareholders who may already have tendered their shares may, pursuant to the TRC offering documents, withdraw their tendered shares prior to the expiration of the offer. The offer is currently scheduled to expire at 12:01 a.m. New York City time, on Wednesday, March 23, 2016, but TRC Capital may extend the offering period at its discretion.

TE Connectivity requests that a copy of this news release be included with all distributions of materials related to TRC Capital’s offer for shares of TE Connectivity common stock.

ABOUT TE CONNECTIVITY

TE Connectivity (NYSE: TEL) is a $12 billion global technology leader. Our connectivity and sensor solutions are essential in today’s increasingly connected world. We collaborate with engineers to transform their concepts into creations — redefining what’s possible using intelligent, efficient and high-performing TE products and solutions proven in harsh environments. Our 72,000 people, including over 7,000 engineers, partner with customers in close to 150 countries across a wide range of industries. We believe EVERY CONNECTION COUNTS — www.TE.com.

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Contacts:	Media Relations:	Investor Relations:
	Erin Burke	Sujal Shah
	APCO Worldwide	TE Connectivity
	+1-646-218-8760	+1-610-893-9790
	media@te.com	Sujal.Shah@te.com